EXHIBIT 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is executed as of the 19th day of  November, 2012 and effective as of December 1, 2012 (the "Effective Date"), by and between AMREP SOUTHWEST INC., a New Mexico corporation (the “Borrower”), and KAPPA LENDING GROUP, LLC, a Pennsylvania limited liability company (the “Lender”).

WHEREAS, Compass Bank (“Compass”) extended a loan (the “Loan”) to Borrower in the original principal amount of $22,500,000 as evidenced by that certain Promissory Note (the “Original Note”) dated December 17, 2009;

WHEREAS, in connection with the Loan, Compass and Borrower entered into a Loan Agreement (the “Original Loan Agreement”) dated as of December 17, 2009;

WHEREAS, Compass and Borrower modified certain terms of the Loan pursuant to that certain First Amendment to Loan Agreement (the “First Amendment”) dated April 29, 2011;

WHEREAS, Compass and Borrower modified certain terms of the Original Note pursuant to that certain First Modification (the “First Modification”) dated April 29, 2011;

WHEREAS, Compass sold all of its right, title and interest in the Loan to Lender as of August 13, 2012 (the “Sale Date”) and Lender has succeeded to all rights, title and interest in and to the Loan as of the Sale Date;

WHEREAS, Lender and Borrower modified certain terms of the Loan pursuant to that certain Second Amendment to Loan Agreement (the “Second Amendment”) dated August 24, 2012 (the Original Loan Agreement as modified by the First Amendment and the Second Amendment, hereinafter the “Loan Agreement”);

WHEREAS, Lender and Borrower modified certain terms of the Original Note pursuant to that certain Second Modification (the “Second Modification”) dated August 24, 2012 (the Original Note as modified by the First Modification and the Second Modification, hereinafter the “Note”);

WHEREAS, the Lender and Borrower desire to further amend the terms of the Loan Agreement pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and in the Loan Agreement, the parties agree as follows:

1.           All the terms and conditions of the Loan Agreement are incorporated herein and by this reference made a part hereof, and shall remain the same except to the extent modified by this Amendment.  The defined term “Lender” shall be deemed to mean and replace the defined term “Bank” in all of the Loan Documents.  The Capitalized terms used herein, but not otherwise defined shall have the meaning ascribed to such term in the Loan Agreement.

2.           Lender and Borrower hereby agree as follows:

                       a. The maturity date of the Note is extended to December 1, 2017 (the “New Maturity Date”). The period from the Effective Date to the New Maturity Date shall be referred to as the “Extension Term” and the entire remaining Note balance shall be due and payable in full on the New Maturity Date.

                       b. Borrower shall continue to make payments of interest to the Lender in accordance with the terms of the Note as modified by that certain Third Amendment to Note of even date herewith until the outstanding principal balance is paid in full.

                       c. For the period from and after the Effective Date until the New Maturity Date, Borrower shall not be required to pay to Lender any principal payments except as follows.  No later than twenty (20) days following the end of the calendar quarter, Borrower shall make a principal payment (each a “Required Principal Payment”) to Lender equal to 25% of the net cash from sales of land received by Borrower in such calendar quarter.   If no net cash from sales of land is received during any calendar quarter, then no Required Principal Payment shall be due for such calendar quarter. The term “net cash from sales of land” shall have the meaning ascribed to such term in the First Amendment, as amended to include the Scattered Lots (as hereafter defined). For purposes of this paragraph, the term “calendar quarter” shall be deemed to mean the periods of January 1st through March 31st, April 1st through June 30th, July 1st through September 30th, and October 1st through December 31st. No separate release price shall be paid by Borrower in connection with any release of Collateral.

                       d. In consideration of Lender entering into this Amendment and extending the term of the Credit Facility, Borrower shall: (i) grant a first priority mortgage (the “Additional Mortgage”) on all real property owned by Borrower and located in or about Rio Rancho, New Mexico which is not presently included in the definition of Collateral under the Credit Facility (collectively, the “Scattered Lots”); and (ii) execute and deliver to Lender a Stock Pledge (the “Stock Pledge”) under which Borrower shall grant a security interest in all presently existing and hereafter arising issued and outstanding shares of capital stock of Outer Rim Investments, Inc., a New Mexico corporation, as additional security for the timely payment and performance of all of Borrower’s obligations under the Credit Facility.  The Additional Mortgage and the Stock Pledge shall be in form and substance acceptable to Lender’s attorney and each such document shall be included within the definition of Loan Documents. The Stock Pledge shall be duly executed and delivered to Lender concurrent with the execution and delivery of this Amendment.  The Additional Mortgage shall be duly executed and delivered to Lender as soon as practical after the legal descriptions for the Scattered Lots have been prepared, and in no event later than December 15, 2012.  If the Additional Mortgage is not executed and delivered to Lender on or before December 15, 2012, it shall constitute an Event of Default under the Loan Agreement without further notice to Borrower.  The Additional Mortgage shall be recorded by Lender in the Real Property Records of Sandoval County, New Mexico and Borrower shall pay all recording fees in connection therewith.  From and after the Effective Date, the term Collateral as defined in Section 1.5 of the Original Loan Agreement shall be deemed to include the Scattered Lots.

                       e. Notwithstanding any other provision of the Loan Documents, Lender shall grant a partial release of Lender’s mortgage on the Collateral under the Mortgage or the Additional Mortgage (as the case may be) in connection with sales of land by Borrower provided that Borrower certifies to Lender in writing that such sale is (i) to an unrelated third party; (ii) for a price that Borrower believes in good faith is not less than the fair market value of such Collateral or in the case of the Scattered Lots, the wholesale value of such Collateral; (iii) on terms that Borrower believes in good faith to be commercially reasonable; and (iv) in the ordinary course of Borrower’s business; provided, however, Lender’s prior written approval shall be required (x) with respect to the sale of the Scattered Lots, if the individual or collective sales price of the Scattered Lot(s) in any single transaction exceeds $50,000; or (y) with respect to the sale of any non-residential land (“Commercial Land”) if the individual or collective sales price of the Commercial Land in any single transaction exceeds $100,000.  For purposes of this paragraph, the term “Commercial Land” shall mean all land other than land zoned and designated as a residential classification, including without limitation, land zoned commercial, retail and/or industrial. Such partial releases shall be granted as soon as is reasonably practicable and in any event within ten (10) business days after Borrower’s written request is received by Lender (provided that Borrower is entitled to such partial release).

           f. Solely in the event of a sale or transfer of Borrower’s stock (or a merger, consolidation or other similar transaction) or a sale of all or substantially all of Borrower’s assets to an unrelated third party which results in a principal prepayment (each a “Prepayment”) prior to the New Maturity Date, Borrower shall pay to Lender a prepayment premium (the “Prepayment Premium”) in connection therewith in an amount as set forth as follows.   The Prepayment Premium shall be: (i) 5% of the amount of the Prepayment if the Prepayment occurs in the first year of the Extension Term; (ii) 4% of the amount of the Prepayment if the Prepayment occurs in the second year of the Extension Term; (iii) 3% of the amount of the Prepayment if the Prepayment occurs in the third year of the Extension Term; (iv) 2% of the amount of the Prepayment if the Prepayment occurs in the fourth year of the Extension Term; and (v) 1% of the amount of the Prepayment if the Prepayment occurs in the fifth year of the Extension Term.  The Prepayment Premium shall be due and payable to Lender at the time of the Prepayment. The Prepayment Premium shall not apply to any Required Principal Payment as set forth above.

                      g.  In the event that any payment of principal, Prepayment Premium or interest is ten (10) or more days late, Borrower shall pay a late fee equal to 5% of such past due amount.

                      h. Section 4.3(c) is hereby modified such that Borrower shall provide projections of consolidated financial statements for each fiscal year through the New Maturity Date within sixty (60) days after Lender’s written request, provided that Lender shall not make such request more than once in any twelve (12) month period.

                       i. Section 4.10 of the Loan Agreement (Maximum Loan To Value Collateral Ratio) is hereby deleted in its entirety as of the Effective Date.

                       j. In conjunction with the execution of this Amendment and as consideration for the extension of the loan term to the New Maturity Date, Borrower shall pay Lender a loan extension fee equal to Twenty Five Thousand Dollars ($25,000.00).  Such fee shall be paid upon execution and delivery of this Amendment.

3.           Borrower and Lender shall execute a Third Modification to the Note consistent with the terms of this Amendment and in the form attached hereto and made a part hereof as Exhibit A.

4.           Section 7.2 (Notices) of the Original Loan Agreement is hereby modified such that the notice provision for Bank is deleted and replaced with the following:

LENDER:                    Kappa Lending Group, LLC
            P.O. Box 736
            40 E. Skippack Pike
Fort Washington, PA 19034
Attn: William J. Bonner, Jr., General Counsel
Fax: (215) 643-3818

5.           The representations and warranties of the Borrower in the Loan Agreement are hereby ratified and reaffirmed.

6.           The Borrower hereby represents and warrants to Lender as follows:

a.           The Borrower has the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it.

b.           This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, provided that such enforceability is subject to general principles of equity.

c.           The execution and delivery of this Amendment and the performance by the Borrower hereunder does not and will not, as a condition to such execution, delivery and performance, require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower is party or by which any of the assets or properties of the Borrower is bound.

7.           The Borrower represents that it does not have any set-offs, defenses, recoupments, offsets, counterclaims or other causes of action against Lender relating to the Loan Documents and the indebtedness evidenced and secured thereby and agrees that, if any such set-off, defense, counterclaim, recoupment or offset otherwise exists on the date of this Amendment, each such defense, counterclaim, recoupment, offset or cause of action is hereby waived and released forever.

8.           For and in consideration of the obligations set forth herein and intending to be legally bound hereby, the Borrower does hereby remise, release and forever discharge Lender, and its respective successors and assigns, of and from and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands of whatsoever nature, in law, in equity or in admiralty, direct or indirect, known or unknown, matured or not matured, including for contribution and/or indemnity, that the Borrower has ever had or now has, including, without limitation, those with respect to any and all matters alleged or which could have been alleged, with respect to the Loan Documents or the making or administration of the loans up to and including the date of this Amendment. The genera1 release hereby entered into and executed by Borrower is intended by Borrower to be final, complete and total as to all matters that have arisen or occurred up to and including the date of this Amendment.

9.           The Borrower agrees to promptly take such action, upon the request of Lender, as is necessary to carry out the intent of this Amendment.

10.           Except as modified herein, the Loan Agreement is hereby ratified and remains in full force and effect. In the case of any provision of any Loan Document that deletes provisions of an earlier document, this will not have the effect of restoring to the Loan Documents even earlier provisions that were deleted by the provisions now being deleted. This Amendment may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument. Executed copies via facsimile or electronic transmission shall be deemed to constitute originals for all purposes.

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IN WITNESS WHEREOF, the parties have executed and delivered this Third Amendment to Loan Agreement as of the date first above written.

BORROWER:

                                                AMREP SOUTHWEST INC., a New Mexico
                                                corporation

                                                By:          /s/ James H. Wall, Jr.
                                                         James H. Wall, Jr., Sr. Vice President

                                                LENDER:

                                                KAPPA LENDING GROUP, LLC, a Pennsylvania
                                                limited liability company

                                                By:          /s/ William J. Bonner, Jr.
                                                        William J. Bonner, Jr., Vice President

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